Deferred Annuity Contract



American                                           Administrative Offices:
     Express                                       80 South Eighth Street
                                                   P.O. Box 534
American Enterprise Life                           Minneapolis, MN 55440





This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, American Enterprise Life Insurance Company, a Stock Company, Indianapolis, Indiana. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Retirement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by American Enterprise Life Insurance Company of Indianapolis, Indiana, as of the contract date.

ACCUMULATION VALUES, WHEN BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE PAGE 11 FOR VARIABLE PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value; and (2) any premium tax charges paid. This contract will then be considered void from its start.



William A. Stoltzmann                                         James E. Choat
Secretary                                                     President

o    Flexible Purchase Payments
o    Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments
o    Annuity Payments to Begin on the Retirement Date
o    This Contract is Nonparticipating -- Dividends Are Not Payable

                                    Guide to Contract Provisions


Definitions                         Important words and meanings..........................................Page 3

General Provisions                  Entire contract; Annuity tax qualification; Contract modification;
                                    Incontestability; Benefits based on incorrect data; State laws;
                                    Reports to owner; Evidence of survival; Protection of proceeds;
                                    Payments by us; Voting rights.........................................Page 4

Ownership and Beneficiary           Owner rights; Change of ownership; Beneficiary;
                                    Change of Beneficiary; Assignment.....................................Page 5

Payments to Beneficiary             Describes options and amounts payable upon death......................Page 6

Purchase Payments                   Purchase payments amounts; Payment limits;
                                    Allocations of purchase payments......................................Page 8

Contract Value                      Describes the fixed and variable account contract values;
                                    Interest to be credited; Contract administrative charge;
                                    Premium taxes; Transfers of contract values...........................Page 9

Fixed and Variable Accounts         Describes the fixed account; Describes the variable subaccounts, accumulation units and values; Net investment factor;
                                    Mortality and expense risk charge; Variable account administrative charge; Annuity unit value............................................Page 11

Withdrawal Provisions               Contract withdrawal for its withdrawal value;
                                    Rules for withdrawal..................................................Page 13

Annuity Provisions                  When annuity payments begin; Different ways to receive
                                    annuity payments; Determination of payment amounts...................Page 15

Tables of Annuity Rates             Tables showing the amount of the first variable annuity
                                    payment and the guaranteed fixed annuity payments
                                    for the various payment plans.........................................Page 17

                                                    Definitions

The following words are used often in this contract. When we use these words, this is what we mean:

Accumulation Unit
An accumulation unit is an accounting unit of measure. It is used to calculate the variable account contract value prior to annuitization.

Annuitant
The person or persons on whose life monthly annuity payments depend.

Annuitization
The application of the contract value of this contract to provide annuity payments.

Annuity Unit
An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable account on and after annuitization.

Code
The Internal Revenue Code of 1986, as amended.

Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

Contract Date
It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

Contract Value
The sum of the: (1) fixed account contract value; and (2) variable account contract value.

Fixed Account
The fixed account is made up of all our assets other than those in any separate account.

Fixed Annuity
A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

IRA Contract
A contract used in or under a retirement plan or program that is intended to qualify as an Individual Retirement Annuity under Section 408(b) of the Code.

IRA Required Minimum Distributions
The minimum distributions Code Section 408(b)(3) requires to be distributed from an IRA, beginning not later than the April 1 following the calendar year you reach age 70 1/2 (Required Beginning Date).

Nonqualified Contract
A contract used primarily for retirement purposes that is not intended to qualify as an IRA contract.

Retirement Date
The date shown under Contract Data on which annuity payments are to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

Valuation Date
A valuation date is each day the New York Stock Exchange is open for trading.

Valuation Period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts. Each subaccount is named under Contract Data.

Variable Annuity
A variable annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

We, Us, Our
American Enterprise Life Insurance Company

Written Request
A request in writing signed by you and delivered to us at our administrative office.

You, Your
The owner of this contract. In a non-qualified contract, the owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.

                          General Provisions


Entire Contract
This contract form, any endorsements and the copy of the application attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Annuity Tax Qualification
This contract is intended to qualify as an annuity contract under Section 72 of the Code for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, notwithstanding any other provisions to the contrary.

Contract Modification
We reserve the right to modify this contract to the extent necessary to:

1. qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract; and
2. if this contract is purchased as an IRA contract, to qualify this contract as such an IRA contract under Section 408 of the Code and all related laws and regulations which are in effect during the term of this contract.

We will obtain any necessary approval of any regulatory authority for the modifications.

Incontestable
This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data
Payments under the contract will be based on the annuitant's birthdate and sex. If the annuitant's birthdate or sex or your birthdate has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

State Laws
This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash withdrawal or death benefits available under the contract are not less than the minimum benefits required by any statute of the state in which the contract is delivered.

Reports to Owner
At least once a year we will send you a statement showing the contract value and the cash withdrawal value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

Evidence of Survival
Where any payments under this contract depend on the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

Protection of Proceeds
Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments by Us
All sums payable by us are payable at our administrative office. Any payment or withdrawal from a variable annuity is based on the variable contract value.

Voting Rights
So long as federal law requires, we will give certain voting rights to contractowners. As contractowner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

Ownership and Beneficiary

Owner Rights
As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

If this is an IRA contract, you shall be the annuitant, and during your life you will have the sole and absolute power to receive and enjoy all rights under the contract. Your entire interest is nonforfeitable. Joint ownership is not permitted.

Change of Ownership
If this is an IRA contract, your right to change the ownership is restricted. This contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under
Section 408 of the Code, or under any other applicable section of the Code. Your interest in this contract may be transferred to your former spouse, if any, under a divorce decree or a written instrument incidental to such divorce.

If this is a nonqualified contract, you may change the ownership.

Any change of ownership as provided above must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Beneficiary
Beneficiaries are those you have named in the application or later changed as provided below, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary
You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Assignment
If this is an IRA contract, you may not assign this contract as collateral.

If this is a nonqualified contract, you can assign this contract or any interest in it while the annuitant is living. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract.
Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our administrative office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our administrative office. We are not responsible for the validity of any assignment.

Payments to Beneficiary

Death Benefits Before Annuitization
A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

The death benefit shall be either Option A or Option B (described below) as you elected in your application and as is shown under Contract Data. Option A shall apply if you or the annuitant are age 79 or older as of the contract date. The death benefit option cannot be changed.

Option A - We will pay the beneficiary the greater of the following amounts:

1. the contract value; or
2. the total payments made to the contract minus adjustments for partial withdrawals.

Option B - We will pay the beneficiary the greatest of the following amounts:

1. the contract value; or
2. the total payments made to the contract minus adjustments for partial withdrawals; or
3. the highest contract value on any prior contract anniversary before either your or the annuitant's 81st birthday, plus any purchase payments made since that contract anniversary and less any "adjustments for partial withdrawals" since that contract anniversary. After either your or the annuitant's 81st birthday, this value will only change due to additional payments or "adjustments for partial withdrawals".

Adjustments for Partial Withdrawals

Under either death benefit Option A or B, adjustments for partial withdrawals are calculated for each partial withdrawal as the product of (a) times (b) where:

(a) is the ratio of the amount of the partial withdrawal (including any withdrawal charges) to the contract value on the date of (but prior to) the partial withdrawal; and
(b)  is the death benefit on the date of (but prior to) the partial withdrawal.

Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our administrative office.

Payment of Nonqualified Contract Death Benefit Before Annuitization
The above death benefit will be payable in a lump sum upon the receipt of due proof of death of you or the annuitant, whichever first occurs. The beneficiary may elect to receive payment any time within five years after the date of death.

The above death benefit will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving joint spouse elects to continue the contract. In lieu of a lump sum, payments may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and
2. the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and
3.  payments must begin no later than one year after the date of death.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Payment of IRA Contract Death Benefit Before Annuitization
The above death benefit will be payable in a lump sum upon the receipt of due proof of death. Under tax law, distributions are considered to have begun if they are made when you reach your IRA required beginning date or if you have annuitized according to applicable Treasury Regulations.

If distributions from your IRA have begun but you have not annuitized before your death, your beneficiary must continue using the same method, or a faster method, than you were using for your required minimum distributions, to receive the death benefit.

If distributions from your IRA have not begun and you have not annuitized before your death, your beneficiary may take one or more distributions so that the entire death benefit is received within five years of the year in which your death occurs. In lieu of taking payments within five years, payments may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and
2. the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and
3. payments must begin no later than one year after the year your death occurs, in the case of a non-spouse beneficiary, or by December 31 of the year in which you would have turned age 70 1/2, in the case of a spouse beneficiary.

Payment  amounts,  durations and life expectancy  calculations  must comply with
Section 401(a)(9) of the Code and regulations thereunder.

For purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Table V and VI of Treasury Regulation Section 1.72-9 in accordance with Code
Section 408(b)(3) and the regulations thereunder.

Life expectancy will be initially determined on the basis of your beneficiary's attained age in the year distributions are required to commence. Unless you (or your spouse) elects otherwise prior to the time distributions are required to commence, your life expectancy and, if applicable, your spouse's life expectancy will be recalculated annually based on your attained ages in the year for which the required distribution is being determined. The life expectancy of a nonspouse beneficiary will not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

You or your beneficiary, as applicable, shall have the sole responsibility for requesting a distribution that complies with this Contract and applicable law.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Spouse's Option to Continue Contract
For nonqualified contracts: If you die prior to annuitization and your spouse is the sole beneficiary or co-owner of the contract, your spouse may keep the contract in force as owner and may make additional purchase payments to the contract.

For IRA contracts: If you die prior to your required beginning date and your spouse is the sole beneficiary, your spouse may keep the contract in force as his or her own IRA. As owner, your spouse may make additional payments to the contract. As owner, your spouse's life will determine the IRA required beginning date and minimum distribution amounts. If you die after your required beginning date, spousal continuation of this contract is not available.

Death After Annuitization
If you or the annuitant die after annuitization, the amount payable to the beneficiary, if any, will be as provided in the Annuity Payment Plan then in effect.

Purchase Payments

Purchase Payments
Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our administrative office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Additional Purchase Payments
Additional purchase payments may be made until the earlier of:

1. the date this contract terminates by withdrawal or otherwise; or
2. the date on which annuity payments begin.

Additional purchase payments are subject to the "Payment Limits Provision" below.

Payment Limits Provision
Maximum Purchase Payments -- The maximum total contract purchase payments may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Additional Purchase Payments -- You may make additional purchase payments of at least $100.

In addition, if this is an IRA contract, except as otherwise provided in this paragraph, the total purchase payments for any taxable year may not exceed $2,000 or as otherwise provided in the Code and all related laws and regulations which are in effect during the term of this contract. In the case of a rollover contribution described in Sections 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code, there is no limit on the amount of your purchase payment.

No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA prior to the expiration of the two-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

You shall have the sole responsibility for determining whether purchase payments meet applicable income tax requirements.

All purchase payments must be made in cash. If you die before the entire interest in this contract has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

Allocation of Purchase Payments
You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for the fixed account and each variable subaccount may be made in any whole percent from 0% to 100%. Your allocation instructions as of the contract date are shown under Contract Data. We reserve the right to limit the maximum number of accounts and/or subaccounts to which you can allocate purchase payments or contract value at any time.

By written request, or by another method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our administrative office.

Contract Value

Contract Value
The contract value at any time is the sum of:

1.   the fixed account contract value; and
2.   the variable account contract value.

If:
1.   part or all of the contract value is withdrawn; or
2.   charges described herein are made against the contract value;

then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For withdrawals, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value
The variable account contract value at any time will be:

1. the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments so allocated, or transfers among the variable and fixed accounts; less
2.   the value of any units deducted for charges or withdrawals.

Fixed Account Contract Value
The fixed account contract value at any time will be:

1. the sum of all purchase payments allocated to the fixed account, plus interest credited; plus
2. any amounts transferred to the fixed account from any variable subaccount, plus interest credited; less
3.  any amounts  transferred from the fixed account to any variable subaccount;
    less
4.  any amounts deducted for charges or withdrawals.

Interest to Be Credited
We will credit interest to the fixed account contract value. Interest will begin to accrue daily on the date the purchase payments which are received in our administrative office become available for us to use. Such interest will be credited at rates that we determine from time to time. However, we guarantee that the rate will not be less than a 3% effective annual interest rate.

                                 Table of Fixed Account Guaranteed Minimum Values
                                            Per $2,000 Annual Payments
                                        Allocated 100% to the Fixed Account
                                       Based on the 3% Minimum Interest Rate
                                            Guaranteed minimum fixed       Guaranteed minimum fixed account
          End of contract year              account contract values               withdrawal values

          1                                       $ 2,030.00                         $ 1,870.00
          2                                         4,120.90                           3,807.47
          3                                         6,274.53                           5,825.53
          4                                         8,492.76                           7,923.54
          5                                        10,777.55                          10,103.28
          6                                        13,130.87                          12,370.87
          7                                        15,554.80                          14,754.80
          8                                        18,051.44                          17,251.44
          9                                        20,622.99                          19,822.99
          10                                       23,271.68                          22,471.68
          11                                       25,999.83                          25,199.83
          12                                       28,809.82                          28,009.82
          13                                       31,704.11                          30,904.11
          14                                       34,685.24                          33,885.24
          15                                       37,755.80                          36,955.80
          16                                       40,918.47                          40,118.47
          17                                       44,176.02                          43,376.02
          18                                       47,531.30                          46,731.30
          19                                       50,987.24                          50,187.24
          20                                       54,546.86                          53,746.86

If there are any additional payments, transfers to or from the variable subaccounts, withdrawals or premium tax adjustments, the above values will be adjusted as described in this contract.

Variable subaccount contract and withdrawal values are not guaranteed and cannot be projected.

Contract Administrative Charge
We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the contract value at the end of each contract year. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value.

We waive the annual contract  administrative  charge for any contract year where
the  contract  value   immediately  prior  to  the  deduction  of  the  contract
administrative charge is $50,000 or more.

If you make a full withdrawal of this contract, we deduct the full $30 contract administrative charge at the time of full withdrawal regardless of contract value.

The charge does not apply at or after annuitization of this contract or at the time a death benefit is paid.

Premium Tax Charges
We reserve the right to assess a charge against the contract value of this contract for any applicable premium tax assessed to us by a state or local government. This charge could be deducted when you make purchase payments, or make a full withdrawal of the contract value or at the time of annuitization.

Transfers of Contract Values
While this contract is in force prior to annuitization, transfers of contract values may be made as outlined below.

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts. Subject to Item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days before or after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. If such a transfer is made, no transfers from any variable subaccount to the fixed account may be made for six months after such a transfer.

You may make a transfer by written request. Telephone transfers may also be made according to telephone procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $500, or if less, the entire value in the subaccount or in the fixed account from which the transfer is being made, or other such minimum amounts agreed to by us.

We may suspend or modify transfer privileges at any time. The right to transfer contract values between the subaccounts is also subject to modification if we determine, in our sole discretion, that the exercise of that right by one or more contract owners is, or would be, to the disadvantage of other contract owners. Any modification could be applied to transfers to or from some or all of the subaccounts. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner or limiting the dollar amount that may be transferred between the subaccounts and the fixed account by a contract owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other contract owners.

Fixed and Variable Accounts

The Fixed Account
The fixed account is our general account. It is made up of all our assets other than:

1.   those in the variable account; and
2.   those in any other segregated asset account.

The Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account
Purchase payments applied to the variable account will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds the variable subaccounts buy shares from if laws or regulations change, the existing funds become unavailable or, in the judgment of American Enterprise Life, the funds are no longer suitable for the subaccounts. We have the right to substitute any funds for those shown under Contract Data, including funds other than those shown under Contract Data.

We may also:
o  add new subaccounts,
o  combine any two or more subaccounts,
o  make additional  subaccounts  investing in additional funds,
o  transfer assets to and from the  subaccounts or the variable  account,  and
o  eliminate or close any subaccounts.

We would first seek approval of the Securities and Exchange Commission if necessary, and, where required, the insurance regulator of the state where this contract is delivered.

Valuation of Assets
Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units
The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any contract value credits allocated to the subaccount; and
2. transfers to the subaccount; and subtracting the number of accumulation units resulting from:

1.  transfers from the subaccount; and
2.  withdrawals  (including  withdrawal  charges)  from the  subaccount;  and
3.  contract administrative charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.   is the amount allocated to or deducted from the subaccount; and
2. is the accumulation unit value for the subaccount for the respective valuation period during which we received the purchase payment or transfer value, or during which we deducted transfers, withdrawals, withdrawal charges or contract administrative charges.

Variable Account Accumulation Unit Value
The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor
The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.  is the sum of:

     a. net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus
     b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period; and

3.   is a factor representing the mortality and expense risk charge; and

4.   is a factor representing the variable account administrative charge.

Mortality and Expense Risk Charge
In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to either 1.00% or 1.10% of their daily net asset value depending on the death benefit Option that applies to your contract as shown under Contract Data. If death benefit Option A applies, the mortality and expense risk charge is 1.00%. If death benefit Option B applies, the mortality and expense risk charge is 1.10%. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be:

1.       made from each variable subaccount; and

2.       computed on a daily basis.

Variable Account Administrative Charge
In calculating unit values, we will deduct a variable account administrative charge from the variable subaccounts equal, on an annual basis, to 0.15% of the daily net asset value. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.       made from each variable subaccount; and

2.       computed on a daily basis.

Annuity Unit Value
The value of an annuity unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

1. the annuity unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. the result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the annuity tables on Page 17.

Withdrawal Provisions

Withdrawal
By written request and subject to the rules below you may:

1.   withdraw this contract for the total withdrawal value; or
2.   partially withdraw this contract for a part of the withdrawal value.

Rules for Withdrawal
All withdrawals will have the following conditions.

1. You must apply by written request or other method agreed to by us:

     a.  while this contract is in force; and
     b. prior to the earlier of beginning an annuity payment plan or the death of the annuitant or owner.

2. You must withdraw an amount equal to at least $500. Each variable subaccount value and the fixed account value after a partial withdrawal must be either $0 or at least $50.

3. The amount withdrawn, less any charges, will normally be mailed to you within seven days of the receipt of your written request and this contract, if required.

     For withdrawals from the fixed account, we have the right to defer payment to you for up to six months from the date we receive your request.

4. For partial withdrawals, if you do not specify from which account the withdrawal is to be made, the withdrawal will be made from the variable subaccounts and the fixed account in the same proportion as your interest in each bears to the contract value.

5.   Any amounts withdrawn and charges which may apply cannot be repaid.

Upon withdrawal for the full withdrawal value this contract will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

Withdrawal Value
The withdrawal value at any time will be:

1.       the contract value;
2.       minus the full $30 contract administrative charge;
3.       minus any withdrawal charge.

Withdrawal Charge
If you withdraw all or a part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if all or a part of the contract value you withdraw is from payments received during the seven years before withdrawal. Refer to Waiver of Withdrawal Charges for situations when withdrawal charges are not deducted.

We determine your withdrawal charge by multiplying each of your payments withdrawn by the applicable withdrawal charge percentage, and then totaling the withdrawal charges.

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge. The withdrawal charge is applied to this total amount. We pay you the amount you requested.

The withdrawal charge percentage depends upon the number of years since you made the payment(s) withdrawn:

   Number of Years From
     Payment Receipt          Withdrawal Charge Percentage

            1                             8.0%
            2                             8.0%
            3                             7.0%
            4                             6.0%
            5                             5.0%
            6                             4.0%
            7                             2.0%
        Thereafter                          0%

Waiver of Withdrawal Charges
Withdrawal charges are waived for all of the following.

1. In the first contract year, any contract earnings. ("Contract earnings" is defined as the contract value less purchase payments not previously withdrawn.)

2.   In the second and later contract years, the greater of:

     a. Withdrawals during the year totaling up to 10% of your prior contract anniversary contract value, or

     b. Contract earnings.

3. Withdrawals made if both you and the annuitant were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home, and have been for the prior 60 days and such confinement began prior to your contract date.

     To qualify, the nursing home must:
     a. be licensed by an appropriate licensing agency to provide nursing services; and
     b   provide 24-hour-a-day nursing services; and
     c.  have a doctor available for emergency situations; and
     d.  have a nurse on duty or call at all times; and
     e.  maintain clinical records; and
     f.  have appropriate methods for administering drugs.

4. Withdrawal charges are waived if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

5. IRA required minimum distributions, for those amounts required to be distributed from this contract only.

6.   Annuity payment plan payments.

7.   Payments made in the event of the death of the owner or annuitant.

Withdrawal Order
We use this order to determine withdrawal charges.

1. First, withdrawals up to 10% of your prior contract anniversary contract value not previously withdrawn during this contract year. This provision (item #1) does not apply in the first contract year. (No withdrawal charge.)

2.   Next,  withdrawals are from amounts representing contract earnings - if any
     - in excess of the annual 10% free withdrawal amount. In the first contract year, amounts representing contract earnings - if any - shall be withdrawn first. (No withdrawal charge.)

3. Next, withdrawals are from purchase payments received eight or more years before the withdrawal and not previously withdrawn. (No withdrawal charge.)

4. Last, withdrawals are from purchase payments received in the seven years before the withdrawal on a "first-in, first-out" (FIFO) basis. There is a withdrawal charge on these payments.

Suspension or Delay in Payment of Withdrawal
We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

1.  when the New York Stock Exchange is closed; or

2.  when trading on the New York Stock Exchange is restricted; or

3.  when an emergency exists as a result of which:
      a. disposal of securities held in the variable subaccounts is not reasonably practical; or
      b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

Annuity Provisions

Annuitization
When annuitization occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Change of Retirement Date
You may change the retirement date shown for this contract. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our administrative office.

The maximum retirement date on an IRA contract is the later of:

1. the April 1 following the calendar year in which the annuitant attains age 70 1/2, or
2. such other date which satisfies the minimum distribution requirements under the Code, its regulations, and/or promulgations by the Internal Revenue Service; or
3.  such other date as agreed upon by us.

Notwithstanding the above, and for all nonqualified contracts, the maximum retirement date is the later of:

1.       the annuitant's 85th birthday; or
2.       the 10th contract anniversary.

Annuity Payment Plans
Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

If this is an IRA, payment amounts, durations and life expectancy calculations must comply with Section 401(a)(9) of the Code and the Regulations thereunder and generally must:

1. provide for payments over your life or over your and your beneficiary's lives; or
2. provide for payments over a period which does not exceed your life expectancy and/or the life expectancy of you and your beneficiary; and
3. meet the minimum incidental death benefit requirements under the Code and all related laws and regulations which are then in effect.

The rules described in the "Payment of IRA Contract Death Benefit Before Annuitization" section for determining life expectancy will apply in determining the amount of these distributions, except that the life expectancy of you and your beneficiary will be initially determined on the basis of your attained ages in the year you reach 70 1/2.

IRA annuity payments must be nonincreasing, or may increase only for a variable life annuity as provided in Treasury Regulation Section 1.401(a)(9)-1, Q&A F-3.

An appropriate annuity payment plan is intended to satisfy the following requirements that otherwise apply: the annual distribution required to be made by your IRA required beginning date is for the calendar year in which you reached age 70 1/2; annual payments for subsequent years, including the year in which your IRA required beginning date occurs, must be made by December 31 of that year.

You shall have the sole responsibility for electing an annuity payment plan that complies with this Contract and applicable law.

Plan A -- This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, 10 or 15 years. You must select the guaranteed period.

Plan C -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

Plan D -- Monthly annuity payments will be paid during the lifetime of the annuitant and joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the annuitant and joint annuitant.

Plan E -- This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

You may select the plan by written request to us at least 30 days before the retirement date. If at least 30 days before the retirement date we have not received at our administrative office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years.

If the amount to be applied to a plan would not provide a monthly payment of at least $20, we have the right to change the frequency of the payment or to make a lump sum payment of the contract value.

Allocation of Contract Values at Annuitization
At the time of annuitization under an Annuity Payment Plan, you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts, to provide variable annuity payments. We reserve the right to limit the number of variable subaccounts used at any one time during annuitization.

Fixed Annuity
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same. At annuitization the fixed account contract value will be applied to the applicable Annuity Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B on Page 18.

Variable Annuity
A variable annuity is an annuity with payments which:

1. are not predetermined or guaranteed as to dollar amount; and
2. vary in amount with the investment experience of the variable subaccounts.

Determination of the First Variable Annuity Payment
At annuitization, the variable account contract value will be applied to the applicable Annuity Table. This will be done:

1. on the valuation date on or next preceding the seventh calendar day before the retirement date; and
2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on Page 17.

Variable Annuity Payments After the First Payment
Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the seventh calendar day before the retirement date. This result establishes the number of annuity units for each monthly annuity payment after the first payment. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

Exchange of Annuity Units
After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. We reserve the right to limit the number of variable subaccounts used at any one time. Once annuity payments start no exchanges may be made to or from any fixed annuity.

                      Tables of Annuity Rates

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Annuity Rates in effect at annuitization. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B, and C will depend upon the sex and age of the annuitant at annuitization. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at annuitization.

               Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
-------------------------------------------------------------------------------------------------------------------
    Plan A                 Plan B                             Plan C                          Plan D
-------------------------------------------------------------------------------------------------------------------
  Age                    Life Income                   Life Income with                     Life Income    Joint & Survivor
  at        Beginning    Non-Refund       Five Years       Ten Years       Fifteen Years    Installment       Non-Refund
Annui-         In                           Certain         Certain           Certain         Refund         Male & Female
taxation      Year       Male  Female    Male    Female  Male    Female    Male   Female   Male   Female       Same Age
-------------------------------------------------------------------------------------------------------------------

Age 65        2005      6.49    5.85     6.44    5.83    6.29    5.77     6.06    5.66    6.13    5.67         5.34
              2010      6.40    5.78     6.35    5.76    6.22    5.71     6.00    5.61    6.06    5.61         5.30
              2015      6.31    5.72     6.27    5.70    6.15    5.65     5.95    5.56    6.00    5.56         5.25
              2020      6.23    5.66     6.19    5.64    6.08    5.60     5.90    5.52    5.93    5.51         5.21
              2025      6.15    5.60     6.12    5.59    6.01    5.54     5.84    5.47    5.88    5.47         5.18
              2030      6.08    5.55     6.05    5.53    5.95    5.50     5.80    5.43    5.82    5.43         5.14

Age 70        2005      7.41    6.54     7.29    6.50    6.98    6.36     6.54    6.14    6.79    6.22         5.85
              2010      7.28    6.45     7.17    6.41    6.88    6.28     6.48    6.08    6.70    6.15         5.78
              2015      7.16    6.35     7.06    6.32    6.80    6.21     6.42    6.03    6.61    6.08         5.72
              2020      7.04    6.27     6.95    6.24    6.71    6.14     6.37    5.97    6.53    6.01         5.66
              2025      6.93    6.19     6.85    6.16    6.63    6.07     6.31    5.92    6.45    5.95         5.61
              2030      6.83    6.11     6.76    6.09    6.55    6.01     6.26    5.87    6.38    5.90         5.56

Age 75        2005      8.67    7.58     8.42    7.47    7.78    7.15     7.02    6.70    7.65    6.99         6.59
              2010      8.49    7.43     8.26    7.34    7.68    7.05     6.97    6.63    7.53    6.89         6.49
              2015      8.32    7.30     8.11    7.21    7.58    6.96     6.91    6.57    7.42    6.80         6.40
              2020      8.16    7.18     7.97    7.10    7.48    6.87     6.86    6.51    7.31    6.71         6.31
              2025      8.00    7.06     7.83    6.99    7.38    6.78     6.81    6.46    7.21    6.62         6.24
              2030      7.86    6.95     7.70    6.89    7.29    6.70     6.75    6.40    7.12    6.55         6.16

Age 85        2005     13.01   11.44    11.71   10.69    9.46    9.09     7.69    7.60   10.30    9.50         9.30
              2010     12.65   11.12    11.48   10.45    9.38    9.00     7.67    7.58   10.11    9.32         9.09
              2015     12.31   10.82    11.26   10.23    9.30    8.90     7.66    7.56    9.93    9.15         8.90
              2020     11.99   10.55    11.04   10.02    9.22    8.80     7.64    7.53    9.76    9.00         8.72
              2025     11.70   10.29    10.84    9.83    9.15    8.71     7.62    7.51    9.60    8.85         8.55
              2030     11.42   10.06    10.64    9.64    9.07    8.62     7.61    7.48    9.45    8.72         8.40

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with
100% Projection Scale G and a 5% assumed  investment  return.  Annuity rates for any year, age, or any combination of year, age and sex not shown above,  will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.
-------------------------------------------------------------------------------------------------------------------
                Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
-------------------------------------------------------------------------------------------------------------------
    Years Payable      Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
        10                  10.51                17                  7.20                   24                 5.88
        11                  9.77                 18                  6.94                   25                 5.76
        12                  9.16                 19                  6.71                   26                 5.65
        13                  8.64                 20                  6.51                   27                 5.54
        14                  8.20                 21                  6.33                   28                 5.45
        15                  7.82                 22                  6.17                   29                 5.36
        16                  7.49                 23                  6.02                   30                 5.28
-------------------------------------------------------------------------------------------------------------------



             Table B - Dollar Amounts of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                           Plan A                            Plan B                            Plan C           Plan D
-------------------------------------------------------------------------------------------------------------------
           Settlement    Life Income                   Life Income with                     Life Income    Joint & Survivor
            Beginning    Non-Refund       Five Years       Ten Years       Fifteen Years    Installment       Non-Refund
Settlement     In                           Certain         Certain           Certain         Refund         Male & Female
  Age         Year       Male  Female    Male    Female  Male    Female    Male   Female   Male   Female       Same Age
-------------------------------------------------------------------------------------------------------------------

Age 65        2005     5.30    4.68     5.26    4.66    5.15    4.62     4.95    4.53    4.84    4.43         4.20
              2010     5.21    4.61     5.17    4.60    5.07    4.55     4.89    4.48    4.77    4.38         4.15
              2015     5.12    4.55     5.09    4.53    4.99    4.49     4.83    4.42    4.71    4.34         4.11
              2020     5.04    4.48     5.01    4.47    4.92    4.44     4.77    4.38    4.66    4.29         4.07
              2025     4.96    4.43     4.94    4.42    4.86    4.39     4.72    4.33    4.60    4.25         4.03
              2030     4.89    4.37     4.87    4.37    4.79    4.34     4.67    4.29    4.55    4.21         3.99

Age 70        2005     6.21    5.38     6.12    5.35    5.87    5.24     5.48    5.05    5.45    4.97         4.74
              2010     6.08    5.29     6.01    5.26    5.77    5.16     5.41    4.99    5.37    4.90         4.67
              2015     5.96    5.20     5.89    5.17    5.68    5.08     5.35    4.93    5.29    4.84         4.61
              2020     5.85    5.11     5.79    5.09    5.59    5.01     5.29    4.87    5.22    4.78         4.55
              2025     5.75    5.03     5.69    5.01    5.51    4.94     5.23    4.82    5.15    4.72         4.49
              2030     5.64    4.96     5.59    4.94    5.43    4.88     5.17    4.76    5.08    4.67         4.44

Age 75        2005     7.47    6.42     7.27    6.33    6.72    6.07     6.00    5.65    6.24    5.68         5.50
              2010     7.29    6.28     7.11    6.20    6.61    5.97     5.94    5.59    6.14    5.60         5.40
              2015     7.12    6.15     6.96    6.08    6.50    5.87     5.88    5.52    6.04    5.51         5.31
              2020     6.96    6.03     6.82    5.97    6.40    5.78     5.83    5.46    5.95    5.43         5.23
              2025     6.81    5.91     6.68    5.86    6.30    5.69     5.77    5.40    5.86    5.36         5.15
              2030     6.67    5.81     6.55    5.76    6.21    5.60     5.72    5.34    5.77    5.29         5.08

Age 85        2005    11.77   10.25    10.64    9.60    8.51    8.12     6.73    6.64    8.66    7.97         8.24
              2010    11.42    9.94    10.40    9.37    8.42    8.02     6.71    6.61    8.50    7.82         8.03
              2015    11.09    9.65    10.18    9.15    8.34    7.91     6.70    6.59    8.35    7.68         7.84
              2020    10.78    9.38     9.96    8.94    8.26    7.81     6.68    6.56    8.20    7.55         7.66
              2025    10.49    9.14     9.75    8.74    8.18    7.72     6.66    6.54    8.06    7.42         7.50
              2030    10.22    8.91     9.56    8.56    8.09    7.62     6.65    6.51    7.94    7.31         7.35

-------------------------------------------------------------------------------------------------------------------
Table B above is based on the "1983 Individual  Annuitant  Mortality Table A" at
3.0% with 100%  Projection  Scale G.  Annuity  rates for any year,  age,  or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above . Such rates will be  furnished by us upon  request.  Amounts  shown in the Table  below are based on a 3.0% annual effective interest rate.

-------------------------------------------------------------------------------------------------------------------
              Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
-------------------------------------------------------------------------------------------------------------------
   Years Payable       Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
        10                  9.61                 17                  6.23                   24                 4.84
        11                  8.86                 18                  5.96                   25                 4.71
        12                  8.24                 19                  5.73                   26                 4.59
        13                  7.71                 20                  5.51                   27                 4.47
        14                  7.26                 21                  5.32                   28                 4.37
        15                  6.87                 22                  5.15                   29                 4.27
        16                  6.53                 23                  4.99                   30                 4.18
-------------------------------------------------------------------------------------------------------------------

American                                                 Administrative Offices:
     Express                                             80 South Eighth Street
                                                         P.O. Box 534
American Enterprise Life                                 Minneapolis, MN 55440



Deferred Annuity Contract


o    Flexible Purchase Payments
o    Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments
o    Annuity Payments to Begin on the Retirement Date
o    This Contract is Nonparticipating -- Dividends Are Not Payable